UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): November 1, 2010

BLUE COAT SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-28139	91-1715963
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

420 North Mary Avenue

Sunnyvale, California 94085

(408) 220-2200

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective November 1, 2010, Blue Coat Systems, Inc. (the “Company”) has undertaken certain compensation actions that affect the compensation of certain of its executive officers.

Profit Sharing Plan

The Company’s Compensation Committee approved an amendment to the Blue Coat Systems, Inc. Fiscal 2011 Profit Sharing Plan (as amended, the “Amended and Restated Fiscal 2011 Profit Sharing Plan”), effective November 1, 2010. The amendment provides that, in addition to amounts payable based upon the Company’s quarterly Operating Income performance, each member of the Company’s executive council shall be eligible to receive up to 10% of his or her Eligible Earnings during the 6-month period comprising the third and fourth quarters of Fiscal 2011, based upon the employee’s attainment of certain objectives to be established by the Company’s Chief Executive Officer in consultation with the employee. An employee’s attainment of his or her objectives shall be determined in the discretion of the Company’s Chief Executive Officer. Payment of such amounts shall be approved by the Company’s Compensation Committee and shall be made as provided in Section 5.1 of the Amended and Restated Fiscal 2011 Profit Sharing Plan. Seven existing employees of the Company are affected by this amendment. The amendment does not apply to the Company’s Chief Executive Officer and Senior Vice President, Field Operations, as each such employee is subject to a separate incentive compensation plan.

The foregoing description of the Amended and Restated Fiscal 2011 Profit Sharing Plan does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Fiscal 2011 Profit Sharing Plan, a copy of which is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Number	Description

99.1	Blue Coat Systems, Inc. Amended and Restated Fiscal 2011 Profit Sharing Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE COAT SYSTEMS, INC.

DATE: November 2, 2010	By:	/s/ Gordon C. Brooks
Gordon C. Brooks
Senior Vice President and Chief Financial Officer